EXHIBIT 10.9

INDEPENDENT CONTRACTOR AGREEMENT

Amendment to Independent Contractor Agreement

1.

This amendment (the "Amendment") dated December 31, 2014, is made by Aquarius Holdings LLC and The Aquarius Group parties to the agreement dated September 1, 2014 (the "Agreement").

2.

The agreement is amended as follows:

Section four has been replaced in its entirety by the following:

Compensation.  As compensation for the services rendered pursuant to this Agreement, the Company shall issue to Contractor shares of common stock in the Issuing Company (the “Shares”) as described below.  The Shares shall be issued within a reasonable time after earned, and the Shares may be subject to certain restrictions, some of which are contained herein, and some of which shall be set forth in the documents annexed thereto at the time of the issuance.

a.

Cash. As compensation for the services rendered pursuant to this Agreement, the Company shall pay the Contractor the sum of One Hundred Fifty Seven Thousand Five Hundred ($157,500.00) Dollars payable as follows:

i.

9/1/14 – 11/30/14: $6,000 per month, for Director of Communication Services

ii.

9/1/14 – 11/30/14: $9,000 per month, for CEO Services

iii.

12/1/14 – 8/31/15: $5,000 per month, for Director of Communication Services

iv.

12/1/14 – 8/31/15: $7,500 per month, for CEO Services

v.

In the event the Company cannot pay in arrears, contractor can settle out in shares or a note. Terms to be negotiated between Company and Contractor.

vi.

Contractor shall submit a monthly invoice to accounting@aquariuscannabis.com within five business days of the end of the month, payable Net 10 days from date of invoice receipt.

b.

Auto Allowance. The Company shall reimburse Contractor for reasonable and actual monthly costs associated with the rental of one automobile.

Section twelve has been replaced in its entirety by the following:

Termination. The Company may terminate this Agreement at any time by 30 working days’ written notice to the Contractor. In addition, if the Contractor is convicted of any crime or offense, fails or refuses to comply with the written policies or reasonable directive of the Company, is guilty of serious misconduct in connection with performance hereunder, or materially breaches provisions of this Agreement, the Company at any time may terminate the engagement of the Contractor immediately and without prior written notice to the Contractor.

INDEPENDENT CONTRACTOR AGREEMENT

Contractor acknowledges there is a reason for concern that Company may not have the cash to cover billed services. In the event of non payment, the Contractor may terminate this agreement immediately.

3.

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this amendment and the Agreement or any earlier amendment, the terms of this amendment will prevail.

Aquarius Holdings LLC	Contractor: Lowell Hinte

By:	By:
Don Grede		Davis Lawyer
Its: Manager		Its: Managing Manager

INDEPENDENT CONTRACTOR AGREEMENT